Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. ACQUIRES HIGH GLOSS FRP PANEL PRODUCT LINE

STAMFORD, CONNECTICUT – September 17, 2007 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it had acquired the composite panel business of Owens Corning, which produces, among other products, high gloss fiberglass reinforced plastic panels used in the manufacture of recreational vehicles (RV). The purchase price was $38 million in cash. The acquired business, a portion of the Fabwel segment of Owens Corning’s Composite Solutions unit, had sales of $40 million in 2006.

The assets acquired by Crane include Fabwel’s composite panels manufacturing operation in Goshen, IN, and the related technical center in Elkhart, IN, which together employ approximately 150 people.

Mr. Eric Fast, President and Chief Executive Officer of Crane Co., said, “Fabwel has a strong complementary fit with our Noble Composites business, which we acquired last September. Owens Corning’s Fabwel unit manufactures two types of RV sidewall products which will enhance our portfolio of products for the industry. We expect this acquisition will be neutral to our earnings in 2007 and accretive in 2008.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

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